Exhibit 10.26

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (this “Agreement”) dated as of March 27, 2003 by and between Moore Medical Corp. (the “Borrower”) and Fleet Capital Corporation (the “Lender”) with respect to a certain Loan and Security Agreement dated as of January 26, 2001 by and between the Borrower and the Lender (the “Loan Agreement”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender agree to amend certain covenants in the Loan Agreement, and the Lender has agreed with the Borrower to amend the Loan Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

§1. Definitions. Capitalized terms used herein without definition that are defined in the Loan Agreement shall have the same meanings herein as therein.

§2. Ratification of Existing Agreements. The Borrower acknowledges and agrees that the Borrower does not have any defense, offset, counterclaim, or right of recoupment of any kind with respect to any of the Borrower’s obligations and liabilities to the Lender evidenced by or arising under the Loan Agreement, the Revolving Credit Note, and/or any of the other Loan Documents, including without limitation the Obligations.

§3. Representations and Warranties. The Borrower represents and warrants to the Lender that all of the representations and warranties made by the Borrower in the Loan Agreement and the other Loan Documents are true in all material respects on the date hereof as if made on and as of the date hereof, except to the extent that such representations and warranties relate expressly to an earlier date.

§4. Conditions Precedent. The effectiveness of the amendments contemplated hereby shall be subject to the satisfaction on or before the date hereof of each of the following conditions precedent (and, upon the satisfaction of such conditions, each of the amendments set forth herein shall be deemed to have become effective as of December 28, 2002):

(a) Representations and Warranties. All of the representations and warranties made by the Borrower herein, whether directly or incorporated by reference, shall be true and correct on the date hereof.

(b) Performance; No Event of Default. The Borrower shall have performed and complied in all respects with all terms and conditions herein required to be performed or complied with by it prior to or at the time hereof, and there shall exist no Default or Event of Default.

(c) Corporate Action. All requisite corporate action necessary for the valid execution, delivery and performance by the Borrower of this Agreement and all other instruments and documents delivered by the Borrower in connection therewith shall have been duly and effectively taken.

(d) Delivery. The Borrower and the Lender shall have executed and delivered this Agreement.

§5. Amendments to the Loan Agreement.

(a) Amendment to Section 7.2.6. Section 7.2.6 is amended and restated in its entirety to read as follows:

7.2.6 Distributions. Declare or make, or permit any Subsidiary of Borrower to declare or make, any Distributions, except (i) Distributions by a Subsidiary to the Borrower or (ii) repurchases by the Borrower of its capital stock not in excess of $3,000,000 in the aggregate so long as (i) no Default or Event of Default has occurred (or would result therefrom); (ii) after giving effect to such repurchase, there is not less than $4,000,000 of Availability (after taking into account any anticipated use of Revolving Credit Loans and/or Letters of Credit in connection with all pending acquisitions evidenced by a letter of intent, purchase and sale agreement or similar agreement) and (iii) no more than $2,000,000 of such repurchases occur during any period of twelve (12) consecutive calendar months.

(b) Amendments to Schedule 7.3.

(i) The definition of Consolidated Tangible Net Worth in Schedule 7.3 attached to the Loan Agreement is amended and restated in its entirety to read as follows:

Consolidated Tangible Net Worth – with respect to the Borrower, a sum equal to:

(a) the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) at which the Consolidated assets of Borrower and its Subsidiaries would be shown on a balance sheet of Borrower in accordance with GAAP, minus

(b) the Consolidated Total Liabilities of Borrower and its Subsidiaries, minus

(c) assets which would be considered intangible assets under GAAP, including without limitation goodwill, trademarks, trade names, service marks, brand names, copyrights, patents, licenses, the purchase price of acquired assets in excess of the fair market value thereof, and rights with respect to the foregoing; provided, that for the purposes of calculating Consolidated Tangible Net Worth, the following assets in existence on the Closing Date, plus an additional aggregate amount thereof acquired or existing after the Closing Date not to exceed $1,000,000 during each calendar year thereafter, shall not be considered intangible assets: capitalized computer software and related systems costs, website development costs, prepaid assets and related goodwill, subject to established amortization schedules and as evidenced by an itemization of such assets in form and substance satisfactory to the Lender.

provided that, solely for the purpose of determining Consolidated Tangible Net Worth, without duplication, (a) the Consolidated Total Liabilities of the Borrower and its Subsidiaries shall not include the increase in accrued pension liabilities that are required to be included as liabilities as of December 28, 2002 or any subsequent date solely by virtue of FAS 87, and (b) any net amount by which the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries as of December 28, 2002 or any subsequent date is reduced due to a reduction of the Consolidated assets of the Borrower and its Subsidiaries solely by virtue of FAS 87 shall be added back to the Consolidated assets of the Borrower and its Subsidiaries.

(ii) Paragraph 3 of Schedule 7.3 is amended and restated in its entirety to read as follows:

3. Minimum EBIT. Borrower will not permit EBIT (as defined below) to be negative by more than (i) $9,000,000 for the four fiscal quarters ending on or about June 30, 2001, (ii) $4,000,000 for the four fiscal quarters ending on or about June 30, 2002, or (iii) $400,000 for the fiscal quarter ended on or about December 28, 2002, and Borrower will not permit EBIT to be less than $1.00 for the fiscal quarter ended on or about March 31, 2003 or for any fiscal quarter thereafter.

(iii) Paragraph 4 of Schedule 7.3 is amended by deleting from the chart of required Consolidated Tangible Net Worth the words “$22,000,000 plus 50% of the cumulative positive consolidated net income of Borrower and its Subsidiaries for the fiscal quarters ending on or about March 31, 2003 or thereafter” and substituting therefor the words “$20,000,000 plus 50% of the cumulative positive consolidated net income of Borrower and its Subsidiaries for the fiscal quarters ending on or about March 31, 2003 or thereafter”.

§6. Miscellaneous Provisions.

(a) Except as otherwise expressly provided by this Agreement, all of the respective terms, conditions and provisions of the Loan Agreement and the other Loan Documents shall remain the same. The Loan Agreement and the other Loan Documents, each as amended hereby, shall continue in full force and effect, and this Agreement and the Loan Agreement shall be read and construed as one instrument.

(b) This Agreement is intended to take effect under, and shall be construed according to and governed by, the laws of the State of Connecticut, and this Agreement may not be amended except by a writing executed by the Borrower and the Lender.

(c) This Agreement may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this

Agreement it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought. A facsimile of an executed counterpart shall have the same effect as the original executed counterpart.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed in its name and behalf by its duly authorized officer as of the date first written above.

MOORE MEDICAL CORP.

By:	/s/ JOHN M. ZINZARELLA
	Name:	John M. Zinzarella
	Title:	VP of Finance, Treasurer and CFO

FLEET CAPITAL CORPORATION

By:	/s/ LISA FREEMAN
	Name:	Lisa Freeman
	Title:	Vice President